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                                 Exhibit 10.21

                     BOETTCHER WESTERN PROPERTIES II LTD.
                            (A Limited Partnership)

                            Statement of Cash Flows

         For the Period from October 1, 1994 through December 7, 1995
                                 (Unaudited)
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
Cash flows from operating activities:
     Net loss                                               $  (135,360)
     Adjustments to reconcile net loss to
       net cash used by operating
       activities:
          Depreciation and amortization                         146,153
          Loss on sale of properties                             85,378
     Change in assets and liabilities:
       Decrease in accounts receivable and other assets         132,400
       Decrease in property tax and other escrow deposits        34,717
       Decrease in payable to managing general partner         (176,053)
       Decrease in property taxes payable                       (38,427)
       Decrease in accounts payable and accrued expenses        (12,441)
       Decrease in tenants' deposits                            (26,690)
       Decrease in unearned rental income                        (1,486)
       Decrease in accrued interest payable                     (27,897)
                                                               --------
          Net cash used by operating activities                 (19,706)

Cash flows provided by  investing activities:
     Proceeds from collection of mortgage loan receivable,
       net of closing costs                                   4,909,683
     Proceeds from sale of property net of closing costs
       and other costs of sale                                2,920,738
                                                              ---------
          Net cash provided by investing activities           7,830,421
                                                              ---------

Cash flows used by financing activities:
     Increase in deferred leasing costs                          (1,180)
     Increase in debt issuance costs                            (16,158)
     Reductions in mortgage principal                        (5,733,532)
     Distribution to limited partners                        (2,446,015)
     Contribution by General Partner for deficit capital
       account                                                   61,880
                                                              ---------
          Net cash used by financing activities              (8,135,005)
                                                              ---------

Net decrease in cash and cash equivalents                      (324,290)

Cash and cash equivalents at October 1, 1994                    324,290
                                                              ---------

Cash and cash equivalents at December 7, 1995               $         0
                                                              =========

Supplemental disclosure of cash flow information -
       Interest paid in cash during the period
          October 1, 1994 through December 7, 1995          $   577,399
                                                              =========
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